EXHIBIT 10.4

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into as of February 29, 2008, by and between Silicon Valley Bank (“Bank”) and each of the following parties (each, a “Pledgor” and collectively and jointly and severally, “Pledgors”): 3F Therapeutics, Inc., a Delaware corporation, and ATS Acquisition Corp., a Minnesota corporation.

RECITALS

Bank and ATS Medical, Inc. (“Borrower”) have entered into that certain Loan and Security Agreement dated as of July 28, 2004 (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has agreed to make certain advances of money and to extend certain financial accommodations to Borrower (collectively, the “Loans”), subject to the terms and conditions set forth therein. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

In consideration of the Amendment to Loan and Security Agreement dated June 18, 2007 between Bank and Borrower, and the agreement of Bank to extend credit and make other financial accommodations to Borrower under the Loan Agreement, Pledgors have executed that certain Unconditional Guaranty of substantially even date in favor of Bank (as amended, restated, or otherwise modified from time to time, the “Guaranty”).

Each Pledgor’s obligations under the Guaranty (all such obligations of Pledgors are collectively referred to as the “Guarantor Obligations”) shall be secured pursuant to and in accordance with the terms of this Agreement.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

“Bank Expenses” means all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Bank in preparing, negotiating, administering, amending, defending, and enforcing this Agreement and the Guarantor Obligations (including, without limitation, those incurred during appeals and/or Insolvency Proceedings).

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

“Collateral” means the property described in Exhibit A attached hereto.

“Default” means any event or occurrence which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Events of Default” are described in Section 6.

“Insolvency Proceeding” are proceedings by or against Borrower and/or a Pledgor under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with either party’s creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Material Adverse Change” is described in Section 6.5.

“Permitted Liens” with respect to a Pledgor are:

(a) Liens existing on the date hereof and shown on a Schedule hereto (if any) or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Pledgor maintains adequate reserves on its books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by such Pledgor or incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Non-exclusive licenses or sublicenses granted in the ordinary course of Pledgor’s business and, with respect to any licenses where Pledgor is the licensee, any interest or title of a licensor or under any such license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Leases or subleases entered into in the ordinary course of Pledgor’s business, including in connection with Pledgor’s leased premises or leased property;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) Liens in respect of property or assets of Pledgor imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, which (y) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Pledgor and (z) which are not delinquent;

(h) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances with respect to real estate and not interfering in any material respect with the ordinary conduct of the business of Pledgor;

(i) Banker’s Liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(j) Liens arising from (i) judgments or attachments (or securing of appeal bonds with respect thereto) in an aggregate amount of less than $250,000 provided that the same have no priority over any of the security interests of Bank in any of the Collateral (including, without limitation, with respect to future advances) as determined by Bank in its commercially reasonable discretion or (ii) judgments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 6.7, provided that the aggregate of all cash and property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) that is deposited or delivered to secure any such judgments, or any appeal bonds in respect thereof, does not exceed $250,000 in fair market value and provided further that the same have no priority over any of the security interests of Bank in any of the Collateral (including, without limitation, with respect to future advances) as determined by Bank in its commercially reasonable discretion; and

(k) Liens imposed by law incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security provided that the same have no priority over any of the security interests of Bank in any of the Collateral (including, without limitation, with respect to future advances).

“Responsible Officer” with respect to any Pledgor is any of such Pledgor’s Chief Executive Officer, the President, the Chief Financial Officer and the Controller.

2. CREATION OF SECURITY INTEREST

2.1 Grant of Security Interest. Each Pledgor grants Bank a continuing security interest in the Collateral of such Pledgor to secure the prompt payment and performance of such Pledgor’s Guarantor Obligations. Subject to any Permitted Liens that, pursuant to the terms of this Agreement, are allowed to be prior to the security interest of Bank in any Collateral, such security interest constitutes a valid, first priority security interest in the presently existing Collateral of such Pledgor, and will constitute a valid, first priority security interest in Collateral of such Pledgor acquired after the date hereof. Bank may liquidate a Pledgor’s Collateral and apply such funds toward repayment of such Pledgor’s Guarantor Obligations. Such liquidation shall not be deemed a set-off.

2.2 Delivery of Additional Documentation Required; Perfection Certificates. Each Pledgor will from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral of such Pledgor. Each Pledgor authorizes Bank to file financing statements without notice to Pledgor, in all appropriate jurisdictions, as Bank deems appropriate, to perfect or protect Bank’s interest in the Collateral of such Pledgor. On or before March 31, 2008, each Pledgor shall have executed and delivered to Bank a completed Perfection Certificate, in the form previously provided by Bank, the substance of which shall be acceptable to Bank in its discretion (each, a “Perfection Certificate” and collectively, “Perfection Certificates”).

3. REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants as follows:

3.1 Due Organization and Qualification. Such Pledgor is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

3.2 Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement are within such Pledgor’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in such Pledgor’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which such Pledgor is a party or by which such Pledgor is bound.

3.3 No Prior Encumbrances. Subject to Permitted Liens, such Pledgor has good title to the Collateral, free and clear of any liens, security interests, or other encumbrances other than the security interest in favor of Bank.

3.4 Litigation. There is no action, suit or proceeding affecting such Pledgor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change, other than such actions, suits or proceedings described in such Pledgor’s Perfection Certificate.

3.5 Solvency. The incurrence of such Pledgor’s obligations under this Agreement will not cause such Pledgor to (a) become insolvent; (b) be left with unreasonably small capital for any business or transaction in which such Pledgor is presently engaged or plans to be engaged; or (c) be unable to pay its debts as such debts mature.

3.6 Perfection Certificate. All information set forth on its Perfection Certificate is accurate and complete.

4. AFFIRMATIVE COVENANTS

Each Pledgor covenants and agrees that, until the Guarantor Obligations (other than contingent indemnification Guarantor Obligations) of such Pledgor cease, such Pledgor shall do all of the following:

4.1 Good Standing. Maintain its existence and its good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on such Pledgor’s business.

4.2 Government Compliance. Comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on such Pledgor’s business.

4.3 Insurance.

(a) At such Pledgor’s expense, keep the Collateral of such Pledgor insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Pledgor’s business is conducted on the date hereof. Such Pledgor shall also maintain insurance relating to such Pledgor’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Pledgor’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.

4.4 Taxes. Make timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which such Pledgor in good faith contests its obligations by appropriate proceedings promptly and diligently instituted and conducted), and shall deliver to Bank, upon demand, appropriate certificates attesting to such payments.

4.5 Audit of Collateral. Allow Bank to audit Pledgor’s Collateral at Pledgor’s expense. Such audits may be conducted (i) once every twelve months, and (ii) at such more frequent times as the Bank may from time to time determine; provided that Bank shall not require any such audit during any period for which Bank has agreed, under the Loan Agreement, not to require an audit of Borrower’s collateral.

5. NEGATIVE COVENANTS

Each Pledgor covenants and agrees that, until the Guarantor Obligations (other than contingent Guarantor Obligations) of such Pledgor cease, such Pledgor shall not do any of the following:

5.1 Dispositions. Convey, sell, lease, transfer, pledge, assign control over or otherwise dispose of (collectively, “Transfer”) all or any part of the Collateral of such Pledgor other than Transfers of the type permitted by Section 7.1 of the Loan Agreement.

5.2 Encumbrances. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens; subject to any Permitted Liens that, pursuant to the terms of this Agreement, are allowed to be prior to the security interest of Bank in any Collateral, permit any Collateral from such Pledgor not to be subject to the first priority security interest granted herein; or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Pledgor from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Pledgor’s intellectual property, except as is otherwise permitted in Section 7.1 of the Loan Agreement and the definition of “Permitted Lien”.

5.3 Change in Jurisdiction of Formation, Organizational Structure, Type. Without 30 days prior written notice to Bank, change its jurisdiction of formation or its organizational structure or type.

6. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1 Covenant Default.

(a) If any Pledgor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement in the Guaranty or in Sections 5.1, 5.2 or 5.3 of this Agreement; or

(b) If any Pledgor fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, and as to any default (other than those specified in this Section 6) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Pledgor be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Pledgor shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Grace periods provided under this section shall not apply with respect to subsection (a) above.

6.2 Attachment. If any material portion of any Pledgor’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if any Pledgor is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of any Pledgor’s assets, or if a notice of lien, levy, or assessment is filed against any of any Pledgor’s assets by any government agency and not paid within 10 days after such Pledgor receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Pledgor.

6.3 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Pledgor pursuant to this Agreement or the Guaranty or to induce Bank to enter into this Agreement or the Guaranty.

6.4 Insolvency. (a) any Pledgor becomes insolvent; (b) any Pledgor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Pledgor and not dismissed or stayed within 30 days.

6.5 Material Adverse Change. If there (a) occurs a material adverse change in the business, operations, or financial condition of any Pledgor, or (b) is a material impairment of the value or priority of Bank’s security interest in any of the Collateral of any Pledgor (any of the foregoing is referred to herein as a “Material Adverse Change”).

6.6 Other Agreements. If there is a default in any agreement between Pledgor and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could cause a Material Adverse Change.

6.7 Judgments. If money judgments in the aggregate of at least $250,000 are rendered against the Pledgors and are unsatisfied and unstayed for 10 days.

6.8 Event of Default Under Loan Agreement. Any Event of Default shall exist under the Loan Agreement.

7. BANK’S RIGHTS AND REMEDIES

7.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Pledgors:

(a) Exercise all rights available to it under the Code and applicable law;

(b) Set off and apply to the obligations any and all (i) balances and deposits of any Pledgor held by Bank or in which Bank acts as custodian, or (ii) indebtedness at any time owing to or for the credit or the account of any Pledgor held by Bank; and

(c) Sell all or any part of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Pledgor’s premises) as Bank determines is commercially reasonable in accordance with the Code.

7.2 Remedies Cumulative. Bank’s rights and remedies under the Loan Agreement and any documents related thereto, the Guaranty, and this Agreement shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on any Pledgor’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it.

7.3 Demand; Protest. Except to the extent expressly provided for in this Agreement or the Guaranty, each Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which any Pledgor may in any way be liable.

7.4 Power of Attorney. Effective only when an Event of Default occurs and continues, each Pledgor irrevocably appoints Bank as its lawful attorney to: (a) endorse such Pledgor’s name on any checks or other forms of payment or security; (b) sign such Pledgor’s name on any invoice or bill of lading for any account or drafts against account debtors, (c) make, settle, and adjust all claims under such Pledgor’s insurance policies; (d) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral of such Pledgor into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign any Pledgor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as each Pledgor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until the Guarantor Obligations cease.

7.5 Bank Expenses. If any Pledgor fails to pay any amount due hereunder or furnish any required proof of payment to third persons in connection with the Collateral, Bank may make all or part of the payment and take any action Bank deems prudent, and Bank shall give written notice to Borrower of the same promptly after making any such payment or taking any such action that is material. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default. After the sale of any of the Collateral of any Pledgor, Bank may deduct all reasonable legal and other expenses and attorneys’ fees for preserving, collecting, selling and delivering the Collateral and for enforcing its rights with respect to the Guarantor Obligations of such Pledgor, and shall apply the remainder of the proceeds to the Guarantor Obligations of such Pledgor in such manner as Bank in its reasonable discretion shall determine, and shall pay the balance, if any, to such Pledgor.

7.6 Bank’s Liability for Collateral. If Bank complies with reasonable banking practices, it is not liable or responsible for the safekeeping of the Collateral.

8. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and shall be given in accordance with the notice provision set forth in the Guaranty.

9. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs this Agreement without regard to principles of conflicts of law. Each Pledgor and Bank submits to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on any collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Pledgor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Pledgor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Pledgor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Pledgor at the address for notice set forth in the Guaranty and that service so made shall be deemed completed upon the earlier to occur of such Pledgor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PLEDGOR AND BANK WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE GUARANTY, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph

10. GENERAL PROVISIONS

10.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Pledgor may assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s reasonable discretion. Bank has the right, without the consent of or notice to any Pledgor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

10.2 Indemnification. Each Pledgor will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Guaranty and/or this Agreement; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and such Pledgor under the Guaranty and/or Agreement (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct. A person seeking to be indemnified under this Section 10.2 shall notify the applicable Pledgor of any event requiring indemnification within a reasonable time following such person’s receipt of notice of commencement of any action or proceeding giving rise to a claim for indemnification hereunder, provided that (i) there shall be no obligation to so notify such Pledgor if an Event of Default has occurred and is continuing, and (ii) neither Bank nor any such person shall have any liability or obligation for any inadvertent failure to provide such notice, and (iii) no failure to provide such notice shall affect such Pledgor’s obligation to provide indemnity hereunder. In such a proceeding, such person shall use commercially reasonable efforts to keep such Pledgor reasonably informed of its defense and any settlement of any such action or proceeding and negotiations to settle or otherwise resolve any claim, provided that (i) such person shall have the exclusive right to decide to accept or reject any settlement offer, and (ii) there shall be no obligation to keep such Pledgor so informed if an Event of Default has occurred and is continuing, and (iii) neither Bank nor any such person shall have any liability or obligation for any inadvertent failure to keep such Pledgor so informed, and (iv) no failure to keep such Pledgor so informed shall affect such Pledgor’s obligation to provide indemnity hereunder.

10.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

10.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and executed by the parties hereto. This Agreement and the Guaranty represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Guaranty.

10.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

10.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any obligations remain outstanding. The obligations of Pledgors in Section 10.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

10.8 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Pledgor and Bank arising out of the Guaranty or this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

10.9 Disclosure of Information; Borrower Collateral. Each Pledgor acknowledges that it has, independently of and without reliance on Bank, made its own credit analysis of Borrower and the assets pledged by Borrower to Bank under the Loan Agreement, if any (the “Borrower Collateral”), performed its own legal review of this Agreement, the Guaranty, the Loan Agreement and all related documents and filings, and is not relying on Bank with respect to any of the aforesaid items. Each Pledgor has established adequate means of obtaining from Borrower, on a continuing basis, financial and other information pertaining to Borrower’s financial condition and the value of the Borrower Collateral and status of Bank’s lien on and in the Borrower Collateral. Each Pledgor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect such Pledgor’s risks hereunder or under the Guaranty, and each Pledgor further agrees that Bank shall have no obligation to disclose to Pledgor information or material with respect to Borrower or the Borrower Collateral acquired in the course of Bank’s relationship with Borrower. Bank makes no representation, express or implied, with respect to the Borrower Collateral or its interest in, or the priority or perfection of its lien on and in the Borrower Collateral. Each Pledgor acknowledges that its obligation hereunder will not be affected by (a) Bank’s failure properly to create a lien on or in the Borrower Collateral, (b) Bank’s failure to create or maintain a priority with respect to the lien purported to be created in the Borrower Collateral, or (c) any act or omission of Bank (whether negligent or otherwise) which adversely affects the value of the Borrower Collateral or Bank’s lien thereon or the priority of such lien.

10.10 Joint and Several. If two or more Pledgors are liable under the terms hereof for the same obligation, then such liability shall be joint and several.

10.11 Confidentiality. In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower or Pledgors, (ii) to prospective transferees or purchasers of any interest in the loans to the Borrower (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers written agreement to the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

[Signature page follows]

This Security Agreement is executed as of the date first above written.

Bank

SILICON VALLEY BANK

By:	/s/ Nick Honigman

Name:	Nick Honigman

Title:	Relationship Manager

Pledgors

3F THERAPEUTICS, INC. By: /s/ Michael Dale	ATS ACQUISITION CORP. By: /s/ Michael Dale

Name: Michael Dale	Name: Michael Dale

Title: CEO	Title: CEO

EXHIBIT A

The Collateral consists of all of each Pledgor’s right, title and interest in and to the following personal property of such Pledgor:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Pledgor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including the Intellectual Property (as defined below) only, however, to the extent and subject to the limitations set forth in the Exclusion Clause (as defined below);

All now existing and hereafter arising accounts, contract rights, payment intangibles, royalties, license rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter-of-credit rights, commercial tort claims, certificates of deposit, instruments and chattel paper now owned or hereafter acquired; and

All Pledgor’s books and records relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property, provided that if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such items that are proceeds of the Intellectual Property consisting of payment intangibles, accounts, license revenues, or general intangibles relating to rights to payment arising therefrom or relating thereto, then in such circumstance, the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property only to the extent necessary to permit perfection of Bank’s security interest in such proceeds, including, without limitation, payment intangibles, accounts, license revenues, or general intangibles relating to rights to payment (the foregoing is referred to herein collectively as the “Exclusion Clause”).

The term “Intellectual Property” as used herein shall mean the following: Pledgor’s right, title or interest, whether now owned or hereafter acquired, in and to any intellectual property rights of Pledgor of any nature or character, including without limitation, and whether domestic or foreign, the following: (i) any copyrights and copyright applications, whether registered or unregistered, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, and whether said copyrights are statutory or arise under common law, and all rights, claims and demands in any way related to any such copyrights or works, including any rights to sue for past, present or future infringement, and any rights of renewal and extension of copyrights; (ii) any patents, patent applications, patent rights and like protections and any licenses relating to any of the foregoing, and any improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part thereof and any rights to sue for past present or future infringement thereof and any rights arising therefrom and pertaining thereto; (iii) any state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, and any licenses relating to any of the foregoing, whether registered or unregistered and wherever registered, any rights to sue for past, present or future infringement of unconsented use thereof, all rights arising therefrom and pertaining and any reissues, extensions and renewals thereof and the goodwill of the business of Pledgor connected with and symbolized by any of the foregoing; (iv) any trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations or mask-work applications, integrated circuit masks, software, circuit designs and documentation relating thereto, and the goodwill of the business of Pledgor connected with and symbolized by any of the foregoing, including, without limitation, any rights to unpatented inventions, know-how, and operating manuals, including any rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto, provided that with respect to any and all of the foregoing, the term “Intellectual Property” shall not include any proceeds thereof (other than proceeds in the direct form of Intellectual Property) and specifically, without limitation, and regardless of any of the foregoing, the term “Intellectual Property” shall not include any payment intangibles, accounts, license revenues, or general intangibles relating to rights to payment arising therefrom or relating thereto.